SPARK ENERGY, INC. ANNOUNCES SECOND QUARTER DIVIDEND
HOUSTON, July 23, 2015 – Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation (the "Company"), announced today that its Board of Directors has declared a quarterly cash dividend for the second quarter of 2015 in the amount of $0.3625 per share of Class A common stock. This amount represents an annualized dividend of $1.45 per share. The dividend will be paid on September 14, 2015 to holders of record of the Class A common stock on August 31, 2015.
“We are extremely pleased with our second quarter results, which reflect the underlying strength of the business to support our dividend,” said Nathan Kroeker, Spark Energy, Inc.’s President and Chief Executive Officer. “With our acquisition of CenStar Energy earlier this month, the forthcoming addition of Oasis Energy this quarter, and our organic growth, we continue to execute on our strategy to grow the business.”

About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 59 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727

Media:
Jenn Korell, 281-833-4151

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